EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE



           PRG-SCHULTZ CONCLUDES EVALUATION OF STRATEGIC ALTERNATIVES
                           TUESDAY JUNE 7, 6:43 AM ET

    ANNOUNCES JOHN COOK'S DECISION TO RETIRE AS CHAIRMAN, PRESIDENT AND CEO

ATLANTA--(BUSINESS WIRE)--June 7, 2005--PRG-Schultz International, Inc. (Nasdaq:
PRGX - News), the world's largest recovery audit firm, announced today that its Board of Directors has concluded the evaluation of the company's strategic alternatives that was previously announced in October 2004. The Board, in consultation with its financial advisor, CIBC World Markets Corp., through a special committee established for that purpose, carefully evaluated the company's options and unanimously determined that, at this time, the best interests of its shareholders will not be served by continuing to pursue a strategic transaction, given the current stage of development of certain of the company's major business initiatives.

PRG-Schultz noted that the scope of the company's recovery audit services continues to grow. The company sees attractive new growth opportunities both internationally and in sectors of the domestic U.S. economy, including the recently awarded contract to provide audit recovery services for the State of California's Medicare spending. The Board has expressed its view that PRG-Schultz can best lay the foundation to fulfill its upside potential by focusing on these opportunities and on its other major business initiatives.

Garth Greimann, Presiding Director of the PRG-Schultz Board, said, "PRG-Schultz has made significant progress during the past few years in improving its cost structure and identifying new revenue sources through the evolution of the service model and expansion into new industries and new international markets. The Board believes that the interests of the company and its shareholders are best served by aggressively pursuing further development of its strategic plan and improvement of its operating and financial performance. To that end, our Board is working with management to refocus on operational performance including a reassessment of the company's expected financial results for 2005 and 2006."

Separately,  the  company  also  announced  that  John  M.  Cook,  PRG-Schultz's
Chairman,  President  and Chief  Executive  Officer,  has  informed the Board of
Directors of his decision to retire. The company's Board has assigned independent directors Garth Greimann, Colin Lind and David Cole to coordinate the search for a new CEO and has retained Russell Reynolds Associates, one of the nation's leading executive search firms, to identify qualified internal and external candidates. Mr. Cook has agreed to remain as Chairman, President and CEO until his successor is in place.

Mr. Greimann said, "On behalf of the entire PRG-Schultz Board, I want to thank John Cook for his 16 years of leadership to PRG-Schultz. John's contribution to the success of PRG-Schultz is immeasurable. The Board supports John's decision to retire and appreciates his commitment to a successful transition while the Board conducts its search for a successor."

Colin Lind added, "John's vision created and sustained this company, and with the many assets of PRG-Schultz, including the depth of our current management team, a long and growing list of top-tier clients, the strength of our technology and service, and the existing market opportunities, we believe that we will be successful in identifying a highly respected executive with a proven track record to lead the company to future success."

John Cook has served as the Chief Executive Officer of PRG-Schultz International since he co-founded the company. In 2002, Mr. Cook merged the world's two largest recovery audit firms, The Profit Recovery Group International and Howard Schultz & Associates International, to form PRG-Schultz International. John Cook said, "I am proud of the company we have created working together and believe that this Board and our strong management team will be good stewards for this company and its shareholders. Our prospects are exciting and it is now time for a new CEO to lead PRG-Schultz in its next phase of growth. I have a deep affection for this company and its employees around the world, and throughout the transition, I will continue to work tirelessly for our shareholders, employees and clients."

About PRG-Schultz International, Inc.

Headquartered in Atlanta, PRG-Schultz International, Inc. is the world's largest recovery audit firm. The company employs approximately 2,800 employees who provide clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz's industry specialists review client purchases and payment information to identify and recover overpayments.

Forward Looking Statements

Statements  made in this news  release  that  look  forward  in time,  including statements regarding growth in and growth opportunities for the company's recovery audit services and the company's ability to successfully recruit a new CEO, involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include the following: (i) the company may be unable to recruit a new CEO within a reasonable time frame, (ii) proposed legislative and regulatory initiatives with respect to European value added taxation could reduce material portions of the revenues of Meridian VAT Reclaim, (iii) our Accounts Payable Services business may not grow as expected, and we may not be able to increase the number of clients, particularly commercial clients, utilizing contract compliance audits, (iv) our international expansion may take longer to accomplish or may be more expensive than we anticipate, (v) future weakness in the currencies of countries in which we transact business could adversely affect the profitability of our international operations, (vi) our new services providing management of credit card signature receipts and providing audits of Medicare payments may not provide expected revenues, and other risk factors discussed in our Securities and Exchange Commission filings, including the Company's Form 10-K as filed with the Securities and Exchange Commission on March 16, 2005. With respect to the Company's recent government Medicare contract, we will be required to expend substantial resources to prepare for and perform the Centers for Medicare & Medicaid Services (CMS) audit and there is no guaranty that actual revenues will justify the required expenditures; until the CMS pilot program is well underway, there will be no way to accurately predict the level of recoveries that will be achieved, and there is no guaranty that the level of recoveries will be significant; even if CMS deems the pilot program sufficiently successful to justify further ventures, there is no guaranty that it, or any other medical claims client, will award future contracts to the Company. The search for a new CEO could be impacted by a number of factors outside the company's control including the availability of acceptable candidates and market and economic factors. Until a new CEO is identified, the Company will be subject to all market and operational risks inherent during any management succession period. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

Contact:
     PRG-Schultz International, Inc.
     James E. Moylan, Jr., 770-779-6605

Source: PRG-Schultz International, Inc.